SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                             (Amendment No. 1) (1)


                         Boston Scientific Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  101137 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [x]    Rule 13d-1(d)

-------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  101137 10 7                 13G/A                  Page 2 of 5 Pages

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Abele Children's Irrevocable Trust Dated October 29, 1979
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a)    [ ]
      N/A      (b)    [ ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The trust instrument provides for the trust to be governed by the laws of the Commonwealth of Massachusetts

-------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

                             35,740,246
NUMBER OF
SHARES               ----------------------------------------------------------
BENEFICIALLY          6      SHARED VOTING POWER
OWNED BY
EACH                         0
PERSON
WITH                 ----------------------------------------------------------
REPORTING             7      SOLE DISPOSITIVE POWER
PERSON
WITH                         35,740,246

                     ----------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                             0
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      35,740,246
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.1%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  101137 10 7                 13G/A                  Page 3 of 5 Pages



ITEM 1(a).   NAME OF ISSUER:

             Boston Scientific Corporation, a Delaware corporation

ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             One Boston Scientific Place
             Natick, MA  01760

ITEM 2(a).   NAME OF PERSON FILING:

             The Abele Children's Irrevocable Trust Dated October 29, 1979 (the "Trust")

ITEM 2(b).   RESIDENCE:

             c/o Robert M. Dombroff, Trustee
             Bingham Dana LLP
             100 Pearl Street
             Hartford, CT  06103-4507

ITEM 2(c).   CITIZENSHIP:

             The trust instrument provides that the Trust be governed by the laws of the Commonwealth of Massachusetts

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.01 par value per share (the "shares")

ITEM 2(e).   CUSIP NUMBER:

             101137 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the
                     Exchange Act;

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act;

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                     (ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;


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CUSIP No.  101137 10 7                 13G/A                  Page 4 of 5 Pages


             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                      If this statement is filed pursuant to Rule 13d-1(c),
                      check this box.   [ ]

ITEM 4.   OWNERSHIP:

           (a) Amount beneficially owned: The Reporting Person owns beneficially a total of 35,740,246 shares. The Reporting Person has sole power to vote and dispose of all of such shares.
           (b)    Percent of class:  9.1%.
           (c)    Number of shares as to which such person has:
                  (i)    Sole power to vote or to direct the vote:
                         35,740,246 shares.
                  (ii)   Shared power to vote or to direct the vote:
                         0 shares.
                  (iii) Sole power to dispose or to direct the disposition of: 35,740,246 shares.
                  (iv) Shared power to dispose or to direct the disposition of: 0 shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.

CUSIP No.  101137 10 7                 13G/A                  Page 5 of 5 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 17, 1999
                                             ----------------------------------
                                             (Date)


                                             /s/ Robert M. Dombroff
                                             ----------------------------------
                                             Robert M. Dombroff, Trustee